EXHIBIT (G)(4)




                    IN THE UNITED STATES DISTRICT COURT

                  FOR THE EASTERN DISTRICT OF PENNSYLVANIA

     - - - - - - - - - - - - - - - - - -x
     NORFOLK SOUTHERN CORPORATION, a    :
     Virginia corporation,              :
     ATLANTIC ACQUISITION CORPORATION,  :
     a Pennsylvania corporation, AND    :
     KATHRYN B. McQUADE,                :
                                        :
                         Plaintiffs,    :
                                        :  C.A. No. 96-CV-7167
               -against-                :
                                        :
     CONRAIL INC., a Pennsylvania       :
     corporation, DAVID M. LEVAN,       :
     H. FURLONG BALDWIN, DANIEL B.      :
     BURKE, ROGER S. HILLAS, CLAUDE S.  :
     BRINEGAR, KATHLEEN FOLEY           :
     FELDSTEIN, DAVID B. LEWIS, JOHN C. :
     MAROUS, DAVID H. SWANSON, E.       :
     BRADLEY JONES, AND RAYMOND T.      :
     SCHULER AND CSX CORPORATION,       :
                                        :
                         Defendants.    :
     - - - - - - - - - - - - - - - - - -x

                    MOTION FOR TEMPORARY RESTRAINING ORDER

               Pursuant to Federal Rule of Civil Procedure 65(b), plaintiffs Norfolk Southern Corporation, Atlantic Acquisition Corporation, and Kathryn B. McQuade hereby move this Court for temporary injunctive relief as follows:

               1. To temporarily enjoin defendants and all persons acting on their behalf or in concert with them from taking any action to enforce Sections 3.1(n) and 5.13 of the Agreement and Plan of Merger by and among Conrail Inc., Green Acquisition Corp. and CSX Corporation and any other provisions of such Merger Agreement which purport to limit the ability of the Board of Directors of Conrail to take action or make any determination with regard to Conrail's Rights Agreement, as amended.

               2. To temporarily enjoin defendants and all persons acting on their behalf or in concert with them from distributing any rights pursuant to Conrail's Rights Agreement and to require the defendants to take such action as is necessary to prevent a "Distribution Date" from occurring pursuant to such Rights Plan.

               The grounds for the relief requested are set forth in the plaintiffs' memorandum of law.


                                        ________________________
                                        Mary A. McLaughlin
                                        (I.D. No. 24923)
                                        George G. Gordon
                                        (I.D. No. 63072)
                                        Dechert, Price & Rhoads


                                        4000 Bell Atlantic Tower
                                        1717 Arch Street
                                        Philadelphia, PA  19103
                                        (215) 994-4000
                                        Attorneys for Plaintiffs

     Of Counsel:

     Steven J. Rothschild
     SKADDEN, ARPS, SLATE, MEAGHER
       & FLOM (DELAWARE)
     One Rodney Square
     P.O. Box 636
     Wilmington, DE  19899
     (302) 651-3000

     DATED:  November 1, 1996




          IN THE UNITED STATES DISTRICT COURT

          FOR THE EASTERN DISTRICT OF PENNSYLVANIA

          - - - - - - - - - - - - - - - - - -x
          NORFOLK SOUTHERN CORPORATION, a    :
          Virginia corporation,              :
          ATLANTIC ACQUISITION CORPORATION,  :
          a Pennsylvania corporation AND     :
          KATHRYN B. McQUADE,                :
                                             :
                              Plaintiffs,    :
                                             :  C.A. No. 96-CV-7167
                    -against-                :
                                             :
          CONRAIL INC.,                      :
          a Pennsylvania corporation,        :
          DAVID M. LEVAN, H. FURLONG BALDWIN,:
          DANIEL B. BURKE, ROGER S. HILLAS,  :
          CLAUDE S. BRINEGAR, KATHLEEN FOLEY :
          FELDSTEIN, DAVID B. LEWIS, JOHN C. :
          MAROUS, DAVID H. SWANSON, E.       :
          BRADLEY JONES, AND RAYMOND T.      :
          SCHULER AND CSX CORPORATION,       :
                                             :
                              Defendants.    :
          - - - - - - - - - - - - - - - - - -x

          PLAINTIFFS' OPENING BRIEF IN SUPPORT OF
          THEIR MOTION FOR A TEMPORARY RESTRAINING ORDER

                                        Mary A. McLaughlin
                                        George G. Gordon
                                        DECHERT, PRICE & RHOADS
                                        4000 Bell Atlantic Tower
                                        1717 Arch Street
                                        Philadelphia, PA  19103
                                        (215) 994-4000
                                        Attorneys for Plaintiffs

          Of Counsel:

          Steven J. Rothschild
          SKADDEN, ARPS, SLATE, MEAGHER & FLOM (DELAWARE)
          One Rodney Square
          P.O. Box 636
          Wilmington, DE  19899
          (302) 651-3000

          DATED:  November 1, 1996


                              TABLE OF CONTENTS

                                                               PAGE

          INTRODUCTION  . . . . . . . . . . . . . . . . . . . .   1

          STATEMENT OF FACTS  . . . . . . . . . . . . . . . . .   4

          ARGUMENT  . . . . . . . . . . . . . . . . . . . . . .  11

          I.   PLAINTIFFS AND CONRAIL'S OTHER STOCKHOLDERS
               WILL SUFFER IRREPARABLE, IMMINENT INJURY
               UNLESS THE COURT RESTRAINS THE DISTRIBUTION
               OF THE RIGHTS  . . . . . . . . . . . . . . . . .  11

               A.   Standards For The Issuance Of
                    A Temporary Restraining Order . . . . . . .  11

               B.   The Harm Is Irreparable . . . . . . . . . .  12

               C.   The Harm is Imminent  . . . . . . . . . . .  14

          II.  PLAINTIFFS ARE REASONABLY LIKELY TO
               SUCCEED ON THE MERITS OF THEIR CLAIMS  . . . . .  15

               A.   The Conrail Board of Directors has
                    Contracted Away Its Fiduciary Duties
                    In Violation of Pennsylvania Law  . . . . .  15

          III. THE BALANCE OF EQUITIES AND THE PUBLIC
               INTEREST FAVORS THE ISSUANCE OF A
               TEMPORARY RESTRAINING ORDER  . . . . . . . . . .  18

          CONCLUSION  . . . . . . . . . . . . . . . . . . . . .  20



                                 INTRODUCTION

                    This case presents the most egregious instance of a company hastily "locking up" a transfer of control to a favored bidder without regard for the best interests of its shareholders and other constituencies. While the matters raised in the plaintiffs' Amended Complaint will be the subject of a preliminary injunction hearing on November 12, plaintiffs now seek immediate injunctive relief with respect to one particularly draconian feature of Conrail's arsenal of defensive weapons which threatens immediate irreparable harm before November 12.

                    Plaintiffs seek to prevent the occurrence of a "Distribution Date" under defendant Conrail's Rights Plan (the "Rights Plan") and prevent the distribution on November 7 of rights issued pursuant to the Rights Plan. Under the terms of the Rights Plan, the rights certifi-cates are required to be issued on the tenth business day following the commencement of an offer by someone other than CSX (which Conrail has exempted from its Rights
          Plan). Since Norfolk Southern commenced its tender offer for all of Conrail's shares on October 24, 1996, a Dis-tribution Date will occur on November 7, 1996, unless the Board determines otherwise.

                    What makes Conrail's attempt to "lock-up" control so particularly egregious in this case is the fact that Conrail's Board can no longer "determine other-wise." Conrail's directors and CSX have agreed in Sec-tion 5.13 of the Conrail/CSX Merger Agreement not to amend the Rights Plan or take any other action with respect to the Rights Plan, such as delaying the date on which the rights would be distributed. Conrail's direc-tors are thus prohibited, as a result of their own mis-conduct, from taking any action to prevent distribution of the rights to Conrail's shareholders on November 7, 1996. Conrail's directors have essentially ceded their fiduciary duties in this regard to CSX.

                    If the rights are distributed, any person who thereafter becomes the beneficial owner of 10 percent or more of Conrail's common stock, will trigger the "flip-in" or "flip-over" features of the Rights Plan, thereby causing enormous dilution of the stock interest held by the acquiring person. The practical effect of the occur-rence of a Distribution Date and the distribution of the rights is that Conrail's directors will no longer be able to remove the rights as an obstacle to any transaction other than the pending transaction with CSX.

                    While this Court has scheduled a preliminary injunction hearing for November 12, 1996 to consider Norfolk Southern's request for preliminary injunctive relief, there may be nothing for this Court to decide by November 12 if the status quo cannot be maintained as to the rights until then. Unless a temporary restraining order is granted, a Distribution Date will occur under Conrail's draconian Rights Plan on November 7, 1996 and the rights will become exercisable. The Conrail Board would then be unable to consider any transaction (other than the favored CSX Transaction) until the Rights Plan expires in 2005. Thus, if a Distribution Date occurs, Conrail will have ensured that no higher offer could be consummated until the year 2005.

                    Temporary injunctive relief is warranted so that a fuller record may be developed and so that this Court will have a meaningful opportunity on November 12, 1996 to render effective relief on the plaintiffs' claims. Plaintiffs seek, among other relief, an order requiring the defendants to take such action as is neces-sary to prevent a Distribution Date from occurring and enjoining the defendants from distributing the rights to shareholders pursuant to a Distribution Date related to Norfolk Southern's pending tender offer.


                              STATEMENT OF FACTS

          The Competing Proposals

                    This action arises from the attempt by defen-dants Conrail, its directors, and CSX to coerce, mislead, and fraudulently manipulate Conrail's shareholders to swiftly deliver control of Conrail to CSX pursuant to a tender offer for up to 20% of Conrail's stock for $92.50 in cash, a possible second tender offer and a back-end stock-for-stock merger (the "CSX Transaction"). As of the close of business on October 29, 1996, the blended value of the CSX Transaction was slightly more than $85 per Conrail share. The CSX Transaction contains a vari-ety of lock-up devices designed to forestall any compet-ing higher bid for Conrail. Such devices are described in detail in paragraphs 36-70 of the Amended Complaint (filed on October 30, 1996) and at pages 12-15 of the Plaintiffs' Memorandum of Law in Opposition to Defendants' Motions to Dismiss (filed on October 31,
          1996).

                    On October 24, 1996, Norfolk Southern commenced a public tender offer for all shares of Conrail common stock at a price of $100 in cash per share (the "Norfolk Southern Offer").

                             Conrail's Rights Plan

                    Poison pill rights plans of the type adopted by Conrail are normally designed to make an unsolicited acquisition prohibitively expensive to an acquiror by diluting the value and proportional voting power of the
          shares acquired.  (V. Am. Comp.   40)(1)

                    Under such a plan, stockholders receive a
          dividend of originally uncertificated, unexercisable rights. The rights become exercisable and certificated on the so-called "Distribution Date," which under the Conrail Rights Plan is defined as the earlier of 10 days following public announcement that a person or group has acquired beneficial ownership of 10% or more of Conrail's stock or 10 days following the commencement of a tender offer that would result in 10% or greater ownership of Conrail stock by the bidder. On the Distribution Date, Conrail would issue certificates evidencing the rights, each of which would allow the holder to purchase a share of stock at a set price. Once rights certificates were issued, the rights could trade separately from the asso-
          ciated shares of stock.  (V. Am. Comp.   41)

                    The provisions of a rights plan that cause the dilution to an acquiror's position in the corporation are called the "flip-in" and "flip-over" provisions. Rights typically "flip in" when, among other things, a person or group obtains some specified percentage of the corporation's stock; in the Conrail Rights Plan, 10% is the "flip-in" level. Upon "flipping in," each right would entitle the holder to receive common stock of Conrail having a value of twice the exercise price of the right. That is, each right would permit the holder to purchase newly issued common stock of Conrail at half price (specifically, $410 worth of Conrail stock for $205). The person or group acquiring the 10% or greater ownership, however, would be ineligible to exercise such rights. In this way, a rights plan dilutes the acquiror's equity and voting position. Poison pill rights "flip over" if the corporation engages in a merger in which it is not the surviving entity. Holders of rights, other than the acquiror, would then have the right to buy stock of the surviving entity at half price, again diluting the acquiror's position. The Conrail Rights Plan contains both a "flip-in" provision and a
          "flip-over" provision.  (V. Am. Comp.   42)

          ----------------------
          1 "V. Am. Comp." refers to Plaintiffs' Verified First Amended Complaint filed on October 30, 1996.


                    So long as corporate directors retain the power ultimately to eliminate the anti-takeover effects of a rights plan in the event that they conclude that a par-ticular acquisition would be in the best interests of the corporation, a poison pill plan can be used to promote legitimate corporate interests. Thus, typical rights plans reserve power in a corporation's board of directors to redeem the rights in toto for a nominal payment, or to amend the plan, for instance, to exempt a particular transaction or acquiror from the dilutive effects of the
          plan.  (V. Am. Comp.   43)

          The Effect Of The Merger Agreement On
          The Conrail's Directors Ability to Make
          Decisions Relating To The Rights Plan
          ---------------------------------------

                    The Conrail Rights Plan contains provisions for redemption and amendment. However, an unusual aspect of the Conrail Rights Plan is that the power of Conrail's directors to redeem the rights or amend the plan to exempt a particular transaction or bidder terminates on the Distribution Date. While the Conrail Rights Plan gives Conrail's directors the power to effectively post-pone the Distribution Date, the CSX Merger Agreement purports to bind them contractually not to do so. Thus, the Distribution Date under Conrail's Rights Plan will occur on November 7, 1996 -- ten business days after the date when Norfolk Southern commenced its Offer -- and Conrail's directors have entered into an agreement which purports to tie their hands so that they cannot do any-
          thing to prevent it.  (V. Am. Comp.   44)

                    Ironically, the specific provisions of the CSX Merger Agreement which purport to prevent the Conrail directors from postponing the Distribution Date are the very same sections which require Conrail to exempt the CSX Transaction from the Conrail Rights Plan -- Sections 3.1(n) and 5.13. Section 3.1(n) provides, in pertinent part:

               Green Rights Agreement and By-laws. (A) The Green Rights Agreement has been amended (the "Green Rights Plan Amendment") to (i) render the Green Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Option Agreements and (ii) ensure that (y) neither White nor any of its wholly owned subsidiaries is an Acquiring Person (as defined in the Green Rights Agreement) pursuant to the Green Rights Agreement and (z) a Shares Acquisition Date, Distribution Date or Trigger Event (in each case as defined in the Green Rights Agreement) does not occur by reason of the approval, exe-cution or delivery of this Agreement, and the Green Stock Option Agreement, the consummation of the Offer, the Merger or the consummation of the other transactions contemplated by this Agreement and the Green Stock Option Agreement, and the Green Rights Agreement may not be fur-ther amended by Green without the prior consent of White in its sole discretion. (emphasis added)

          Section 5.13 provides, in pertinent part:

               The Board of Directors of Green shall take all further action (in addition to that referred to in Section 3.1(n)) reasonably requested in writing by White (including redeeming the Green Rights immediately prior to the Effective Time or amending the Green Rights Agreement) in order to render the Green Rights inapplicable to the Offer, the Merger and the other transac-tions contemplated by this Agreement and the Green Stock Option Agreement. Except as pro-vided above with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and the Green Stock Option Agreement, the Board of Directors of Green shall not (a) amend the Green Rights Agreement or (b) take any action with respect to, or make any determination under, the Green Rights Agreement, including a redemption of the Green Rights or any action to facilitate a Takeover Proposal in respect of Green.

          (V. Am. Comp.   45)

                    Thus, although under the Conrail Rights Plan
          the Conrail Board is empowered to "determine[] by action ... prior to such time as any person becomes an Acquiring Person" that the Distribution Date will occur on a date later than November 7, the Conrail board has contractual-ly purported to bind itself not to do so. (V. Am. Comp.
            46)

                    If the Distribution Date is permitted to occur, Conrail, its shareholders, and its other constituencies face catastrophic irreparable injury.(2) If the Distri-bution Date occurs and then the CSX Transaction does not occur for any number of reasons -- for instance, because
          (i) the Conrail shareholders do not tender sufficient shares in the CSX offer, (ii) the Conrail shareholders do not approve the CSX merger, (iii) the merger does not receive required regulatory approvals, or (iv) CSX exer-cises one of the conditions to its obligation to complete its offer -- Conrail will be essentially incapable of being acquired or engaging in a business combination until 2005. This would be so regardless of the benefits and strategic advantages of any business combination which might otherwise be available to Conrail. In the present environment of consolidation in the railroad industry, such a disability would plainly be a serious irremediable disadvantage to Conrail, its shareholders
          and all of its constituencies.  (V. Am. Comp.    47, 48,
          see also    18, 38, 121, 126)

          ------------------------
          2 Indeed, counsel for plaintiffs are aware of no situation in the ten year history of rights plans in which a distribution of rights actually occurred pursuant to a rights plan of the type adopted by Conrail.


                                   ARGUMENT

          I. PLAINTIFFS AND CONRAIL'S OTHER STOCKHOLDERS WILL SUFFER IRREPARABLE, IMMINENT INJURY UNLESS THE COURT RESTRAINS THE DISTRIBUTION OF THE RIGHTS.
                  -------------------------------------------

                  A.  Standards For The Issuance Of
                      A Temporary Restraining Order.
                      ------------------------------

                      "To obtain a temporary restraining order in
          this Circuit, the moving party has the burden of showing
          (a) a reasonable likelihood of success on the merits; (b) that it will suffer irreparable harm absent such relief and (c) that on balance the equities and the public interest favor such relief." Graphic Management Assoc.
          v. Roger Honegger & Ferag, Inc., 1994 U.S. Dist. LEXIS 1981, at *2 (E.D. Pa. Feb. 25, 1994) (citing American Greetings Corp. v. Dan-Dee Imports, Inc., 807 F.2d 1136, 1140 (3d Cir. 1986)). "[P]roper judgment entails a
          'delicate balancing' of all elements.... [W]here factors
          of irreparable harm, interests of third parties and public considerations strongly favor the moving party, an injunction might be appropriate `even though plaintiffs did not demonstrate as strong a likelihood of ultimate success as would generally be required.'" Constructors Ass'ns of W. Pa. v. Kreps, 573 F.2d 811, 815 (3d Cir.
          1978) (quotations omitted)

                  B.  The Harm Is Irreparable.
                      ------------------------

                      If the Distribution Date is permitted to occur, Conrail, its shareholders, and its other constitu-encies face catastrophic irreparable injury. If the Distribution Date occurs and then the CSX Transaction does not occur for any reason, Conrail will be essential-ly incapable of being acquired or engaging in a business combination until 2005, regardless of the benefits and strategic advantages of any business combination which might otherwise be available to Conrail. Such a disabil-ity would plainly be a serious irremediable disadvantage to Conrail, its shareholders and all of its constituen-cies.

                      The commentators and cases have uniformly recognized that no bidder would proceed with a tender offer if a rights plan would thereby be triggered. As one commentator has noted, "[n]o bidder has proceeded, or indeed can proceed, with a tender offer in the face of a poison pill, because if the pill is triggered, the re-sulting dilution is too great a cost for any bidder to bear." Mark J. Lowenstein, The SEC and the Future of Corporate Governance, 45 Ala. L. Rev. 783, 790 (1994). See also Facet Enters, Inc. v. Prospect Group, Inc., C.A. No. 9746, 1988 WL 36140, at *3 (Del. Ch. Apr. 15,
          1988)(noting that poison pill would deter any tender offer for all of target corporation's shares because of potential loss of $50 million from dilution of shares); Dynamics Corp. of Am. v. CTS Corp, 794 F.2d 250, 258 (7th Cir. 1986)(describing destructive effect of triggering of poison pill on acquiror and target corporations), rev'd on other grounds, 481 U.S. 69 (1987).(3)

          ------------------------
          3 Indeed, for these reasons, as noted above, coun-sel for plaintiffs knows of no situation in which a distribution of rights has been permitted to occur pursuant to a rights plan of the type adopted by Conrail.


                       Thus, if the rights are distributed on
          November 7, Norfolk Southern will have lost its opportu-nity to acquire Conrail, Conrail's shareholders will have lost the opportunity to choose an immediate $100 cash value for their shares, Conrail's other constituencies will have lost the substantial benefits of a merger with a corporation "considered by many analysts to be the nation's best-run railroad" (according to The New York Times) and Conrail will have ensured that it could not take advantage of a merger opportunity until the year 2005. The injuries suffered by Norfolk Southern and Conrail's shareholders constitute irreparable harm. See
          A. Copeland Enters., Inc. v. Guste, 706 F. Supp. 1283, 1294 (W.D. Tex. 1989)(finding irreparable harm because poison pill prevents plaintiff from making a tender offer). See also Amalgamated Sugar Co. v. NL Indus., 644
          F. Supp. 1229, 1239 (S.D.N.Y. 1986)(finding irreparable harm because tender offerer "cannot present to the share-holders of [target], in any meaningful way, its offer so long as this rights plan is in place."), aff'd, 825 F.2d 634 (2d Cir. 1987); Buckhorn, Inc. v. Ropak Corp., 656 F. Supp. 209, 235 (S.D. Ohio), aff'd mem., 815 F.2d 76 (6th
          Cir. 1987); Mills Acquisition Co. v. Macmillan, Inc., C.A. No. 10168, 1988 WL 108332, at *18 (Del. Ch. Oct. 18,
          1988)(finding poison pill irreparably harms shareholders by depriving them of right to consider higher bid), aff'd in pertinent part, 559 A.2d 1261 (Del. 1989).

                  C.  The Harm is Imminent.
                      ---------------------

                      As things currently stand, the distribution of the rights is set to occur on November 7, 1996. If the rights are distributed, the rights will no longer be redeemable by the Conrail Board, and the Rights Plan will no longer be capable of amendment to facilitate any takeover or merger proposal that Conrail's board might wish to pursue until the Rights Plan expires in 2005.
          Put simply, once the Distribution Date occurs, Conrail's directors will have no control over the Conrail poison pill's dilutive effect on an acquiror.

                      Moreover, if the distribution of the rights is not enjoined before November 7, the Court will be unable to unscramble the eggs at the preliminary injunc-tion hearing set for November 12 as the rights will have been distributed to third parties who are free to trade them in the marketplace.

          II.     PLAINTIFFS ARE REASONABLY LIKELY TO
                  SUCCEED ON THE MERITS OF THEIR CLAIMS.
                  --------------------------------------

                  A.  The Conrail Board of Directors has
                      Contracted Away Its Fiduciary Duties
                      In Violation of Pennsylvania Law.
                      ------------------------------------

                      The "business and affairs of every [Pennsyl-vania] business corporation shall be managed under the direction of a board of directors." Pa. B.C.L. SECTION 1721 Additionally, a director of a Pennsylvania corporation "shall stand in a fiduciary relation to the corporation and shall perform his duties as a director...in good faith, in a manner he reasonably believes to be in the best interest of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances." Pa. B.C.L. SECTION 1721 The Pennsylvania B.C.L. makes perfectly clear that the directors of Penn-sylvania corporations must, without exception, manage the business of the corporation and they must do so with due care and in good faith.

                      The Merger Agreement between Conrail and CSX, which purports to allow Conrail's directors to make a decision with regard to the distribution of rights under the Conrail Rights Plan only with the approval of CSX's directors, is a blatant violation of the mandate of the Pennsylvania B.C.L. This Court should reject any agree-ment which allows the directors of a Pennsylvania corpo-ration to contract away their fiduciary obligations, as the Conrail directors have done here.

                      Case law from across the country makes clear that directors may not contract away their fiduciary duties. See Jewel Cos. v. Pay Less Drug Stores North-west, Inc., 741 F.2d 1555, 1560 n.5 (9th Cir.
          1984)(noting that a number of "[c]ourts have held invalid attempts to curtail the board's traditional management function by contract"); ConAgra, Inc. v. Cargill Inc., 382 N.W.2d 576, 587 (Neb. 1986)(noting that "directors could not enter into an agreement to violate their fidu-ciary obligations"); Great W. Producers Coop. v. Great W. United Corp., 613 P.2d 873, 878 (Colo. 1980)(holding that where a decision "lies `at the heart' of the directors' corporate management duties, and the directors may not lawfully agree to abrogate the continuing duty to exer-cise their independent judgment with respect to that determination").

                      Perhaps the most recent decision directly on point is Paramount Communications Inc., v. QVC Network, Inc., 637 A.2d 34 (Del. 1994). In Paramount, the direc-tors of Paramount signed a merger agreement with Viacom, Inc. which contained, as defensive provisions, a no-shop provision, a termination fee and a stock option agree-ment, as well as an amendment to Paramount's rights plan. Pursuant to the no-shop provision, the Paramount Board was prohibited from soliciting, discussing, or negotiat-ing or endorsing any competing transaction. Soon after the announcement of the Viacom/Paramount merger, QVC sought to enter into a merger with Paramount. QVC was told by the Paramount directors that the Viacom/Paramount merger agreement prohibited them from talking to QVC. In affirming a preliminary injunction granted by the trial court, the Delaware Supreme Court held that


                      The No-Shop Provision could not validly de-fine or limit the fiduciary duties of the Paramount directors. To the extent that a contract, or a provision thereof, purports to require a board to act or not act in such a fashion as to limit the exercise of fiduciary duties, it is invalid and unenforceable. Despite the arguments of Paramount and Viacom to the contrary, the Paramount directors could not contract away their fiduciary obli-gations. (emphasis added)(citations omitted).

          637 A.2d at 51. See also Abercrombie v. Davies, 123 A.2d 893, 899 (Del. Ch. 1956)("this Court cannot give legal sanction to agreements which have the effect of removing from directors in a very substantial way their duty to use their own best judgment on management matters"); Grimes v. Donald, C.A. No. 13358, 1995 WL 54441, at *9
          (Del. Ch. Jan. 11, 1995), aff'd, 673 A.2d 1207 (Del.
          1996)("[t]he board may not either formally or effectively abdicate its statutory power and its fiduciary duty to manage or direct the management of the business and affairs of this corporation"); Chapin v. Benwood Founda-tion, Inc., 402 A.2d 1205, 1210 (Del. Ch. 1979), aff'd sub nom, Harrison v. Chapin, 415 A.2d 1068 (Del.
          1980)("the directors of a Delaware corporation may not delegate to others those duties which lay at the heart of the management of the corporation").

                      The case law and the statute mandate that this Court enjoin Conrail's directors from taking a sabbatical from their fiduciary duties.

          III.    THE BALANCE OF EQUITIES AND THE PUBLIC
                  INTEREST FAVORS THE ISSUANCE OF A
                  TEMPORARY RESTRAINING ORDER.
                  --------------------------------------

                      A balancing of the equities and the public
          interest demonstrably favors the issuance of a temporary restraining order. If interim relief is denied, the plaintiffs and Conrail's other stockholders and constitu-encies will suffer immediate, irreparable harm. On the other hand, a temporary restraining order would impose no substantial hardship on Conrail. As noted, Conrail has numerous other defensive weapons in its arsenal. As the court recognized in Hanson Trust PLC v. ML SCM Acquisi-tion, Inc., 781 F.2d 264, 283 (2d Cir. 1986), in granting a preliminary injunction, "[t]his remedy, of course, does not preclude [the target company] from renewing its defensive efforts on other legitimate terms, or on a basis that is beyond challenge...."  Here, Conrail will
          not be prejudiced in any way by maintenance of the status quo until plaintiffs' application for a preliminary injunction can be heard as scheduled on November 12, 1996 after the development of an adequate record.

                      A temporary restraining order in the form requested is warranted and should be issued.


                                  CONCLUSION

                      For the foregoing reasons, the plaintiffs respectfully request that their Motion for a Temporary
          Restraining Order be granted.

                                        ________________________
                                        Mary A. McLaughlin
                                        (I.D. No. 24923)
                                        George G. Gordon
                                        (I.D. No. 63072)
                                        Dechert, Price & Rhoads
                                        4000 Bell Atlantic Tower
                                        1717 Arch Street
                                        Philadelphia, PA  19103
                                        (215) 994-4000
                                        Attorneys for Plaintiffs

          Of Counsel:

          Steven J. Rothschild
          SKADDEN, ARPS, SLATE, MEAGHER
            & FLOM (DELAWARE)
          One Rodney Square
          P.O. Box 636
          Wilmington, DE  19899
          (302) 651-3000

          DATED:  November 1, 1996




                     IN THE UNITED STATES DISTRICT COURT

                   FOR THE EASTERN DISTRICT OF PENNSYLVANIA

          - - - - - - - - - - - - - - - - - -x
          NORFOLK SOUTHERN CORPORATION, a    :
          Virginia corporation,              :
          ATLANTIC ACQUISITION CORPORATION,  :
          a Pennsylvania corporation, AND    :
          KATHRYN B. McQUADE,                :
                                             :
                              Plaintiffs,    :
                                             :  C.A. No. 96-CV-7167
                    -against-                :
                                             :
          CONRAIL INC., a Pennsylvania       :
          corporation, DAVID M. LEVAN,       :
          H. FURLONG BALDWIN, DANIEL B.      :
          BURKE, ROGER S. HILLAS, CLAUDE S.  :
          BRINEGAR, KATHLEEN FOLEY           :
          FELDSTEIN, DAVID B. LEWIS, JOHN C. :
          MAROUS, DAVID H. SWANSON, E.       :
          BRADLEY JONES, AND RAYMOND T.      :
          SCHULER AND CSX CORPORATION,       :
                                             :
                              Defendants.    :
          - - - - - - - - - - - - - - - - - -x

          TEMPORARY RESTRAINING ORDER

                    AND NOW, on this ___ day of November ___, 1996, having heard argument from counsel for the parties on Plaintiffs' Motion for a Temporary Restraining Order and upon review of Plaintiffs' Motion and supporting brief, and it appearing to the Court that Plaintiffs have satis-fied the standards necessary for the granting of a tempo-rary restraining order, and that unless the temporary restraining order sought by Plaintiffs is granted, irrep-arable harm will result to the Plaintiffs and sharehold-ers of Conrail before the matter can be heard at the preliminary injunction hearing set for November 12, 1996, it is hereby ORDERED that plaintiffs' motion is GRANTED and that:

                    1. Defendants and all persons acting on their behalf or in concert with them are enjoined from taking any action to enforce Sections 3.1(n) and 5.13 of the Agreement and Plan of Merger by and among Conrail Inc., Green Acquisition Corp. and CSX Corporation and any other provisions of such Merger Agreement which purport to limit the ability of the Board of Directors of Conrail to take action or make any determination with regard to Conrail's Rights Agreement, as amended.

                    2. Defendants and all persons acting on their behalf or in concert with them are enjoined from distrib-uting any rights pursuant to Conrail's Rights Agreement and required to take such action as is necessary to prevent a "Distribution Date" from occurring pursuant to such Rights Plan.


                    3.   This temporary restraining order shall
          expire on ___________, unless extended.

                                        BY THE COURT:

                                        ___________________________
                                                            J.